SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.      )*

Ulta Salon, Cosmetics & Fragrance, Inc.

---------------------------------------------

(Name of Issuer)

Common Stock, $.01 par value per share

---------------------------------------------

(Title of Class of Securities)

90384S303

---------------------------------------------

(CUSIP Number)

December 31, 2007

---------------------------------------------

(Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                                [   ]                               Rule 13d-1(b)

                                                [   ]                               Rule 13d-1(c)

                                                [X]                               Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90384S303	13G	Page 2 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Oak Investment Partners VII, Limited Partnership

                                                06-1477520

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                Delaware

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      6,189,278

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                6,189,278

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                0

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,189,278

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                10.9%1

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                PN

----------------------------------------------------------------------------

1 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 3 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Oak VII Affiliates Fund, Limited Partnership

                                                06-6443681

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                Delaware

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      155,442

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                155,442

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                0

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                155,442

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                0.3%2

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                PN

----------------------------------------------------------------------------

2 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 4 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Oak Associates VII, LLC

                                                06-1490960

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                Delaware

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,189,278

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,189,278

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,189,278

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                10.9%3

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                OO-LLC

----------------------------------------------------------------------------

3 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 5 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Oak VII Affiliates, LLC

                                                06-1490961

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                Delaware

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                155,442

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                155,442

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                155,442

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                0.3%4

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                OO-LLC

----------------------------------------------------------------------------

4 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 6 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Oak Management Corporation

                                                06-0990851

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                Delaware

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%5

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                CO

----------------------------------------------------------------------------

5 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 7 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Gerald R. Gallagher

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                United States

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%6

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                IN

----------------------------------------------------------------------------

6 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 8 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Bandel L. Carano

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                United States

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%7

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                IN

----------------------------------------------------------------------------

7 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 9 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Edward F. Glassmeyer

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                United States

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%8

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                IN

----------------------------------------------------------------------------

8 Based on 56,810,994  shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 10 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Fredric W. Harman

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                United States

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%9

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                IN

----------------------------------------------------------------------------

9 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 11 of 18 Pages

------------------------------------------------------------------------------

(1)                                  Names of Reporting Persons.

                                                Ann H. Lamont

------------------------------------------------------------------------------

(2)                                  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                (a)  [   ]

                                                (b)  [X]

------------------------------------------------------------------------------

(3)                                  SEC Use Only

------------------------------------------------------------------------------

(4)                                  Citizenship or Place of Organization

                                                United States

------------------------------------------------------------------------------

Number of Shares                                                                                                 (5)  Sole Voting Power

 Beneficially Owned                                                                                                                                      0

 by Each Reporting                                                                                          ------------------------------------------

 Person With                                                                                                                          (6)  Shared Voting Power

                                                                                                                                                                                                                                                6,344,720

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (7)  Sole Dispositive Power

                                                                                                                                                                                                                                                0

                                                                                                                                                                                                ------------------------------------------

                                                                                                                                                                                                (8) Shared Dispositive Power

                                                                                                                                                                                                                                                6,344,720

----------------------------------------------------------------------------

(9)                                  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                6,344,720

----------------------------------------------------------------------------

(10)                            Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                [   ]

----------------------------------------------------------------------------

(11)                            Percent of Class Represented by Amount in Row (9)

                                                11.2%10

----------------------------------------------------------------------------

(12)                            Type of Reporting Person (See Instructions)

                                                IN

----------------------------------------------------------------------------

10 Based on 56,810,994 shares of the Issuer’s Common Stock outstanding as of December 7, 2007, as set forth in the Issuer’s quarterly report on Form 10-Q dated December 13, 2007.

CUSIP No. 90384S303	13G	Page 12 of 18 Pages

Item 1(a).  Name of Issuer:

                                                Ulta Salon, Cosmetics & Fragrance, Inc.

Item 1(b).  Address of Issuer’s Principal Executive Offices:

                                                1000 Remington Blvd, Suite 120

Bolingbrook, IL 60440

Item 2(a).  Name of Person Filing:

(1)  Oak Investment Partners VII, Limited Partnership

(2)  Oak VII Affiliates Fund, Limited Partnership

(3)  Oak Associates VII, LLC

(4)  Oak VII Affiliates, LLC

(5) Oak Management Corporation

(6)  Gerald R. Gallagher

(7)  Bandel L. Carano

(8)  Edward F. Glassmeyer

(9)  Fredric W. Harman

(10)  Ann H. Lamont

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                                                c/o Oak Management Corporation

                                                One Gorham Island

                                                Westport, Connecticut 06880

Item 2(c).  Citizenship:

Oak Investment Partners VII, Limited Partnership, Oak VII Affiliates Fund, Limited Partnership, Oak Associates VII, LLC and Oak VII Affiliates, LLC, Oak Management Corporation:

                                                Delaware

Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont:

                                                United States

Item 2(d).  Title of Class of Securities:

                                                Common Stock, $.01 par value per share

CUSIP No. 90384S303	13G	Page 13 of 18 Pages

Item 2(e).  CUSIP Number:

                                                90384S303

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                                                Not applicable.

Item 4.  Ownership.

                                                The information in items 1 and 5 through 11 on the cover pages (pp. 1-11) of this Schedule 13G is hereby incorporated by reference.

                                                Oak Associates VII, LLC is the general partner of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates, LLC is the general partner of Oak VII Affiliates Fund, Limited Partnership.  Oak Management Corporation (“Oak Management”) is the manager of each of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership.  Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of both Oak Associates VII, LLC and Oak VII Affiliates, LLC, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership.

Amounts shown as beneficially owned by each of Oak Investment Partners VII, Limited Partnership, Oak Associates VII, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include options to purchase 77,065 shares of Common Stock, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak Investment Partners VII, Limited Partnership.

Amounts shown as beneficially owned by each of Oak VII Affiliates Fund, Limited Partnership, Oak VII Affiliates, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include options to purchase 1,935 shares of Common Stock, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak VII Affiliates Fund, Limited Partnership.

                                                By making this filing, the reporting persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer.  Each reporting person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of common stock of the Issuer or securities convertible into or exercisable for common stock of the Issuer, other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

CUSIP No. 90384S303	13G	Page 14 of 18 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

                                                Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                                Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                                Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                                                Not applicable.

Item 9.  Notice of Dissolution of Group.

                                                Not applicable.

Item 10.  Certifications.

                                                Not applicable.

SIGNATURE

                                                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2008

Entities

Oak Investment Partners VII, Limited Partnership

Oak VII Affiliates Fund, Limited Partnership

Oak Associates VII, LLC

Oak VII Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as General Partner, Managing Member or Executive Officer (as appropriate), or as Attorney-in-Fact for the above-listed entities

Individuals

Gerald R. Gallagher

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, Individually and as Attorney-in-Fact for the other above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A	Joint Filing Agreement

EXHIBIT B	Power of Attorney

Exhibit 99.(A)

CUSIP No. 90384S303                                                              13G                                                                  Page 17 of 18 Pages

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as two or more persons with respect to the same securities (17 C.F.R. §240.13d-1(k)).

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and may be attached to any amendments thereto, filed on behalf of each of the parties hereto with respect to this Issuer.

Dated: February 13, 2008

Entities:

Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the other
above-listed individuals

Exhibit 99.(B)

EXHIBIT B

Power of Attorney

The undersigned hereby make, constitute and appoint each of Edward F. Glassmeyer and Ann H. Lamont, acting jointly or individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), a statement on Schedule 13G and/or 13D with respect to the securities of Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation, and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a Joint Filing Agreement) that the attorneys-in-fact (or either of them) deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

Dated: February 13, 2008

Oak Management Corporation		Oak Investment Partners VII, Limited Partnership
By: Oak Associates VII, LLC, its general partner

By:	/s/ Edward F. Glassmeyer	By:	/s/ Edward F. Glassmeyer
	Name: Edward F. Glassmeyer		Name:
	Title: President		Title: Managing Member

Oak Associates VII, LLC		Oak VII Affiliates Fund, Limited Partnership

By: Oak VII Affiliates LLC
By:	/s/ Edward F. Glassmeyer
	Name:	By:	/s/ Edward F. Glassmeyer
	Title: Managing Member		Name:
Title: Managing Member
Oak VII Affiliates, LLC

		By:	/s/ Ann H. Lamont
By:	/s/ Edward F. Glassmeyer		Ann H. Lamont
Name:
Title: Managing Member

	/s/ Bandel L. Carano		/s/ Gerald R. Gallagher
	Bandel L. Carano		Gerald R. Gallagher

	/s/ Edward F. Glassmeyer		/s/ Fredric W. Harman
	Edward F. Glassmeyer		Fredric W. Harman